Exhibit 99.1

Investor / Media Contacts:

Robert J. Cierzan, Vice President, Finance

Sylvia J. Castle, Investor Relations

Aldila, Inc.            (858) 513-1801

FOR IMMEDIATE RELEASE

ALDILA REPORTS RECORD NET INCOME FOR FISCAL YEAR 2005

POWAY, CA, March 1, 2006 – Aldila, Inc. (NASDAQ:NMS:ALDA) reported net sales of $18.0 million for the fourth quarter ended December 31, 2005 as compared to $12.4 million in the same quarter of 2004. The Company reported net income of $2.7 million ($0.48 earnings per share-fully diluted) for the fourth quarter of 2005 as compared to net income of $1.6 million ($0.29 earnings per share-fully diluted) in the same quarter of 2004.

For the year ended December 31, 2005 net sales were $77.0 million as compared to $52.8 million for the year ended December 31, 2004. The Company had record net income of $13.4 million ($2.46 earnings per share-fully diluted) for 2005 as compared to net income of $9.3 million ($1.77 earnings per share-fully diluted) in 2004.

In 2004, the Company realized tax benefits associated with its deferred tax assets and the change in its valuation allowance. Excluding such tax benefits, the Company’s net income for 2004 would have been $7.1 million ($1.35 earnings per share-fully diluted).

The Company’s aggregate cash and cash equivalents was $15.8 million as of December 31, 2005 after payments of $13.1 million in dividends to stockholders in the 2005 fiscal year. The Company paid $0.45 per share in quarterly dividends and $2.00 per share in special dividends during the year.

The Company’s backlog of sales orders as of December 31, 2005 was $11.4 million versus $9.9 million as of December 31, 2004.

“For the fourth quarter of 2005 we continued to see strong demand for our products as our revenues grew by 45% versus the fourth quarter of 2004,” said Mr. Peter Mathewson, Chairman and Chief Executive Officer. “Our branded shaft revenues grew by 76% versus the fourth quarter of 2004. The increase in branded product resulted in a change of product mix, which had the effect of increasing our average shaft selling prices. Our average shaft selling price increased 36% versus the fourth quarter of 2004 on a 7% increase in units sold. Our gross margin improved to 34% in the fourth quarter 2005 from 27% in the comparable quarter in 2004. Our fully diluted earnings per share increased by 66% to $0.48 per share compared to $0.29 per share in the fourth quarter of 2004. During the quarter we had an inventory obsolescence charge of $247,000 and a Sarbanes Oxley Section 404 Compliance expense of $266,000,” said Mr. Mathewson.

“For the year 2005 our revenues of $77.0 million grew 46% versus the $52.8 million reported for the year 2004. For the fiscal year 2005 our branded shaft revenues grew by 73% versus those reported for the 2004 year. The increase in branded product resulted in a change of product mix, which had the effect of increasing our average shaft selling prices. Our average shaft selling prices were 33% higher versus the 2004 year on a 13% increase in units shipped. Our gross margin improved to 38% in 2005 versus 34% in 2004. Our net income of $13.4 million in 2005 was higher than any year in the Company’s history and 44% higher than in 2004. Our fully diluted earnings per share grew 39% to $2.46 per share from $1.77 per share for year 2004,” Mr. Mathewson said.

“The positive trends we have been reporting during 2005 continued during the fourth quarter of 2005. Our premium NV™ Series of shafts is one of the most popular in the market place today. Due to its broad popularity we continue to expand the family with the addition of the brilliant pink NV™ wood shaft being played by one of the new stars on the LPGA Tour, Paula Creamer, who has been added to the Aldila Advisory Staff of players. Paula, with four wins in her rookie 2005 year and her stellar play in the Solheim Cup, has made her a highly visible player on the LPGA Tour and the use of the distinctive pink NV™ shafts in her driver and 3 wood has created a popular new line extension. Several OEMs have added this shaft to their custom offerings and Distribution sales are increasing as well,” said Mr. Mathewson.

“In the spring of 2006, Aldila will begin shipments of our two newest shaft offerings – the NV ProtoPype™ and the VS Proto™. The VS Proto™ has quickly become Aldila’s single most popular shaft model on Tour. Both are high-end, high performance shafts featuring carbon nanotubes as well as aerospace carbon fibers and Aldila’s exclusive high performance resin system. In addition, we unveiled the new VS Proto™ Hybrid shaft for high-end hybrid clubs and a new Gamer™ wood and iron shaft to match the Gamer™ Hybrid shaft introduced last year,” said Mr. Mathewson.

“The move by first and second tier club companies to branded and co-branded shafts in their driver, fairway and hybrid club models continues and is expected to become the norm for new models going forward. Branded and co-branded sales for the year ended December 31, 2005 increased by 73% and 1,387%, respectively, as compared to the same period in 2004. The Hybrid club market continues to expand with many new offerings being sold as individual clubs and innovative sets of irons featuring multiple hybrid clubs, which are mostly graphite shafted, replacing the traditionally steel shafted long irons in the set. We expect this positive trend to continue to expand for the foreseeable future,” Mr. Mathewson said.

“On the Professional Tours we are pleased with the acceptance of our high performance golf shafts with growing numbers being played weekly on the PGA and Nationwide Tours. 2005 proved to be one of the most successful years on Tour for Aldila. Players using Aldila shafts recorded 13 wins on the PGA Tour and 10 on the Nationwide Tour. At the PGA Tour qualifying tournament, which was at the end of the year, Aldila was the most popular shaft in both woods and hybrids and was used by the winner of that tournament. The season start of 2006 has been outstanding for Aldila with wins at the Mercedes Championship and back-to-back wins at the recent FBR Open and the AT&T Pebble Beach National Pro-Am,” said Mr. Mathewson.

“Our third party sales of composite prepreg materials continued to track upward with an increase of 94% in the fourth quarter of 2005 versus the fourth quarter of 2004 and increased 67% year on year. Our investment in capital equipment to support and build on this growth is an ongoing affair, with our new resin filmer soon to come on line and the very recent decision to place on order our sixth prepreg tape line to ensure operation during this fiscal year,” said Mr. Mathewson.

“Carbon Fiber Technology LLC (“CFT”), our joint venture carbon fiber plant, is operating relatively smoothly after struggling with obstacles associated with ramping up the facility in 2005. We are looking for an increased amount of production to feed our growing businesses in 2006. The shortage of carbon fiber in the world markets today is real and appears to be long term. We are fortunate to be a producer of carbon fiber and look upon CFT as a valuable strategic asset,” Mr. Mathewson said.

“Our hockey business was down 17% in the fourth quarter 2005 versus same quarter in 2004. Sales for the year were down 43% due to the severe impact of the NHL lockout. We continue to believe a much improved performance will materialize in 2006, however, we do not expect it to be material to our overall results,” said Mr. Mathewson.

Aldila will host a conference call at 2 p.m., PST, on Wednesday, March 1, 2006 with Peter R. Mathewson, Chairman and CEO and Robert Cierzan, Chief Financial Officer, to review Aldila’s 2005 fourth quarter and year-end financial report. Telephone access to the conference call dial 1-800-938-0653 or 1-973-935-2408 for international calls and request connection to the Aldila conference call. A live web cast of the conference call can be accessed on the Aldila web site at http://www.aldila.com. An archive of the web cast will be available through our web site for 90 days following the conference call.

This press release contains forward-looking statements based on our expectations as of the date of this press release. These statements necessarily reflect assumptions that we make in evaluating our expectations as to the future. Such forward-looking statements include, but are not limited to, implications concerning the acceptance of the various NV™ shaft lines and that their success will continue to attract new customer accounts. Forward-looking statements are necessarily subject to risks and uncertainties. Our actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of a variety of factors. Our filings with the Securities and Exchange Commission present a detailed discussion of the principal risks and uncertainties related to our future operations, in particular our Annual Report on Form 10-K for the year ended December 31, 2004, under “Business Risks” in Part I, Item 1, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in Part I, Item 7 of the Form 10-K, and reports on Form 10-Q and Form 8-K. The forward-looking statements in this press release are particularly subject to the risks that

•                  we will not maintain or increase our market share at our principal customers;

•                  demand for clubs manufactured by our principal customers will decline, thereby affecting their demand for our shafts;

•                  the market for graphite shafts will continue to be extremely competitive, affecting selling prices and profitability;

•                  our product offerings, including the Aldila NV™ shaft line and product offerings outside the golf industry, will not continue to achieve success with consumers or OEM customers;

•                  our business with Mission Hockey will not grow, or it declines;

•                  our international operations will be adversely affected by political instability, currency fluctuations, export/import regulations or other risks typical of multi-national operations, particularly those in less developed countries;

•                  CFT will be unsuccessful as a result, for example, of internal operational problems, raw material supply problems, changes in demand for carbon fiber based products, or difficulties in operating a joint venture;

•                  the Company will not be able to acquire adequate supplies of carbon fiber, other than that being produced at CFT, at reasonable market prices;

•                  acts of terrorism, natural disasters, or disease pandemics interfere with our manufacturing operations or our ability to ship our finished product to meet customer demand.

For additional information about Aldila, Inc., please go to the Company’s web site at www.aldila.com.

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ALDILA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except share data)

	December 31,	December 31,
	2005	2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$15,821	$11,531
Marketable securities	—	4,971
Accounts receivable	7,233	5,214
Income taxes receivable	895	1,013
Inventories	12,387	8,292
Deferred tax assets	1,352	1,570
Prepaid expenses and other current assets	625	380
Total current assets	38,313	32,971

PROPERTY, PLANT AND EQUIPMENT	5,570	5,245

INVESTMENT IN JOINT VENTURE	2,895	3,072

DEFERRED TAXES	1,051	634

OTHER NON-CURRENT ASSETS	260	153

TOTAL ASSETS	$48,089	$42,075

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$6,294	$4,213
Accrued expenses	3,214	2,781
Total current liabilities	9,508	6,994

LONG-TERM LIABILITIES:
Deferred rent and other long-term liabilities	30	20
Total liabilities	9,538	7,014

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; authorized 5,000,000 shares; no shares issued
Common stock, $.01 par value; authorized 30,000,000 shares; issued and outstanding 5,395,523 shares in 2005 and 5,127,310 shares in 2004, respectively	54	51
Additional paid-in capital	47,041	43,864
Accumulated deficit	(8,544)	(8,854)
Total stockholders’ equity	38,551	35,061

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$48,089	$42,075

ALDILA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004

NET SALES	$18,022	$12,432	$76,978	$52,762
COST OF SALES	11,831	9,083	47,368	34,786
Gross profit	6,191	3,349	29,610	17,976

SELLING, GENERAL AND ADMINISTRATIVE	2,228	1,581	9,741	8,237
Operating income	3,963	1,768	19,869	9,739

OTHER EXPENSE (INCOME):
Other, net	(167)	(56)	(586)	(60)
Equity in earnings of joint venture	(43)	(37)	(236)	(246)

INCOME BEFORE INCOME TAXES	4,173	1,861	20,691	10,045
PROVISION FOR INCOME TAXES	1,483	306	7,287	725

NET INCOME	$2,690	$1,555	$13,404	$9,320

NET INCOME PER COMMON SHARE	$0.50	$0.30	$2.54	$1.85

NET INCOME PER COMMON SHARE, ASSUMING DILUTION	$0.48	$0.29	$2.46	$1.77

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	5,377	5,127	5,273	5,027

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES	5,570	5,394	5,457	5,255

ALDILA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)

	Twelve months ended
	December 31,
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,404	$9,320
Depreciation and amortization	1,275	1,422
(Gain) loss on disposal of fixed assets	(5)	32
Undistributed income of joint venture, net	(223)	(285)
Tax benefit from exercise of stock options	1,799	917
Changes in working capital items, net	(4,063)	(1,833)
Net cash provided by operating activities	12,187	9,573

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,565)	(1,871)
Proceeds from sales of property, plant and equipment	10	3
Investment in marketable securities	—	(4,971)
Proceeds from sales of marketable securities	4,971	—
Distribution from joint venture	400	1,500
Net cash provided by (used for) investing activities	3,816	(5,339)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	—	(295)
Proceeds from issuance of common stock	1,381	1,442
Dividend payment	(13,094)	(769)
Net cash (used for) provided by for financing activities	(11,713)	378

NET INCREASE IN CASH AND CASH EQUIVALENTS	4,290	4,612

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	11,531	6,919

CASH AND CASH EQUIVALENTS, END OF PERIOD	$15,821	$11,531